SharkNinja Reports Fourth Quarter and Full Year 2025 Results

Provides Fiscal Year 2026 Outlook
Announces Inaugural $750 Million Share Repurchase Authorization

NEEDHAM, Massachusetts, February 11, 2026 – SharkNinja, Inc. (“SharkNinja” or the “Company”) (NYSE: SN), a global product design and technology company, today announced its financial results for the fourth quarter and year ended December 31, 2025. SharkNinja reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Measures” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Highlights for the Fourth Quarter 2025 as compared to the Fourth Quarter 2024

•Net sales increased 17.6% to $2,101.4 million.
•Gross margin and Adjusted Gross Margin increased 90 and 40 basis points, respectively.
•Net income increased 98.3% to $255.2 million. Adjusted Net Income increased 38.9% to $274.5 million.
•Adjusted EBITDA increased 36.0% to $395.3 million, or 18.8% of net sales.

Highlights for the Year Ended 2025 as compared to the Year Ended 2024

•Net sales increased 15.7% to $6,399.2 million.
•Gross margin and Adjusted Gross Margin increased 90 and 30 basis points, respectively.
•Net income increased 59.9% to $701.4 million. Adjusted Net Income increased 21.6% to $749.6 million.
•Adjusted EBITDA increased 19.4% to $1,135.5 million, or 17.7% of net sales.

Mark Barrocas, Chief Executive Officer, commented: “SharkNinja delivered exceptional fourth quarter results, capping off our strongest year to date with 17.6% net sales growth and remarkable momentum across our entire portfolio. Our three-pillar growth strategy continues to drive outstanding net sales growth as we expand categories with breakthrough innovations, capture meaningful market share in our diversified existing businesses, and drive International growth in more markets than ever before. The strength of our execution was evident with broad-based momentum across all four product categories, highlighted by the extraordinary 63.2% growth in Beauty and Home Environment Appliances. Our disciplined approach, combined with ongoing cost optimization and supply chain flexibility, enabled us to deliver 40 basis points of Adjusted Gross Margin improvement while investing in our future growth initiatives.

“Looking at 2025 as a whole, we achieved 15.7% net sales growth to $6.4 billion while significantly expanding our global footprint and launching game-changing products that resonated with consumers worldwide. As we enter 2026, I’m incredibly excited about the year ahead. We have a robust pipeline of innovations that will scale to new retailers and markets, plus an exciting roadmap of new product launches. Our recent investments in software capabilities, direct-to-consumer re-platforming, and global expansion position us well to capitalize on the tremendous opportunities in front of us. With our proven innovation engine, expanding omni-channel presence worldwide, and unwavering commitment to solving consumer problems with 5-star products, we are confident SharkNinja can deliver another year of strong, profitable growth. Today, the leadership team and I are thrilled to announce that our Board of Directors has authorized a $750 million share repurchase program. We are excited about the potential that our record levels of cash and cash equivalents and our anticipated future cash flow could have to drive shareholder value for years.”

Three Months Ended December 31, 2025

Net sales increased 17.6% to $2,101.4 million, compared to $1,787.2 million during the same period last year, or 16.2% on a constant currency basis. The increase in net sales resulted from growth across all four product categories, led by Beauty and Home Environment Appliances, which grew more than 63% compared to the same period last year.

•Cleaning Appliances net sales increased by $21.9 million, or 3.4%, to $669.9 million, compared to $648.0 million in the prior year quarter, driven by strength in the carpet extractor and robotics sub-categories.

•Cooking and Beverage Appliances net sales increased by $70.0 million, or 11.7%, to $667.3 million, compared to $597.3 million in the prior year quarter, driven by sales momentum of the Ninja Luxe Café espresso machine, partially offset by a decline in the outdoor grill and kitchenware sub-categories.

•Food Preparation Appliances net sales increased by $96.1 million, or 28.1%, to $438.0 million, compared to $342.0 million in the prior year quarter, driven by strong sales of the frozen drinks sub-category.

•Beauty and Home Environment Appliances net sales increased by $126.3 million, or 63.2%, to $326.2 million, compared to $199.9 million in the prior year quarter, driven by strength of fans and air purifiers, as well as strong performance from the launch of face masks in 2025.

Geographically, Domestic net sales increased by $185.8 million, or 15.7%, for the three months ended December 31, 2025 compared to the prior year quarter. This increase was driven by growth within existing categories and the success of new product categories. International net sales increased by $128.4 million, or 21.4%, for the three months ended December 31, 2025 compared to the prior year quarter. This increase was driven by continued global expansion and the successful introduction of new product categories across the international markets.

Gross profit increased 20.0% to $1,007.6 million, or 47.9% of net sales, compared to $839.5 million, or 47.0% of net sales, in the prior year quarter. Adjusted Gross Profit increased 18.4% to $1,012.0 million, or 48.2% of net sales, compared to $854.7 million, or 47.8% of net sales in the prior year quarter. The increase in gross margin and Adjusted Gross Margin of 90 and 40 basis points, respectively, was driven by Domestic cost optimization efforts, partially offset by the impact of tariffs, and by International cost optimization efforts and favorable channel mix.

Research and development expenses increased 13.1% to $98.2 million, or 4.7% of net sales, compared to $86.8 million, or 4.9% of net sales, in the prior year quarter. This increase was primarily driven by incremental personnel-related expenses of $6.5 million due to increased headcount to support new product categories and market expansion as well as an increase in prototypes and testing expenses of $4.3 million.

Sales and marketing expenses increased 8.0% to $458.7 million, or 21.8% of net sales, compared to $424.6 million, or 23.8% of net sales, in the prior year quarter. This increase was primarily attributable to increases of $23.0 million in delivery and distribution costs driven by higher volumes and $14.4 million in personnel-related expenses to support new product launches and expansion into new markets, partially offset by a decrease of $7.4 million in advertising-related expenses.

General and administrative expenses decreased 13.0% to $106.9 million, or 5.1% of net sales, compared to $123.0 million, or 6.9% of net sales in the prior year quarter. This decrease was primarily driven by a decrease of $26.5 million in personnel-related expenses, partially offset by increases of $10.4 million in legal fees and $1.5 million in transaction-related costs.

Operating income increased 67.6% to $343.8 million, or 16.4% of net sales, compared to $205.1 million, or 11.5% of net sales, in the prior year quarter. Adjusted Operating Income increased 43.2% to $367.3 million, or 17.5% of net sales, compared to $256.5 million, or 14.4% of net sales, in the prior year quarter.

Net income increased 98.3% to $255.2 million, or 12.1% of net sales, compared to $128.7 million, or 7.2% of net sales, in the prior year quarter. Net income per diluted share increased 97.8% to $1.80, compared to $0.91 in the prior year quarter.

Adjusted Net Income increased 38.9% to $274.5 million, or 13.1% of net sales, compared to $197.6 million, or 11.1% of net sales, in the prior year quarter. Adjusted Net Income per diluted share increased 37.9% to $1.93, compared to $1.40 in the prior year quarter.

Adjusted EBITDA increased 36.0% to $395.3 million, or 18.8% of net sales, compared to $290.5 million, or 16.3% of net sales in the prior year quarter.

Year Ended December 31, 2025

Net sales increased 15.7% to $6,399.2 million, compared to $5,528.6 million during the prior year, or 14.5% on a constant currency basis. The increase in net sales resulted from growth across all four product categories, led by Beauty and Home Environment Appliances, which grew more than 45%.

•Cleaning Appliances net sales increased by $142.2 million, or 6.9%, to $2,205.8 million, compared to $2,063.5 million in the prior year, driven by the carpet extraction and cordless vacuums sub-categories.

•Cooking and Beverage Appliances net sales increased by $98.7 million, or 5.7%, to $1,816.3 million, compared to $1,717.7 million in the prior year, driven by sales of our Ninja Luxe Café espresso machine and the strength of Ninja Crispi, offset by declines in the core air fryer and outdoor grill sub-categories.

•Food Preparation Appliances net sales increased by $372.0 million, or 31.6%, to $1,550.7 million, compared to $1,178.7 million in the prior year, driven by strong sales of our frozen drinks sub-category.

•Beauty and Home Environment Appliances net sales increased by $257.6 million, or 45.3%, to $826.3 million, compared to $568.7 million in the prior year, driven by strength of fans and air purifiers, as well as strong performance from the launch of face masks in 2025.

Geographically, Domestic net sales increased by $510.9 million, or 13.5%, for the year ended December 31, 2025 compared to the year ended December 31, 2024. This increase was driven by growth within existing categories and the success of new product categories. International net sales increased by $359.6 million, or 20.8%, for the year ended December 31, 2025 compared to the year ended December 31, 2024. This increase was driven by continued global expansion and the successful introduction of new product categories across the international markets.

Gross profit increased 17.8% to $3,136.5 million, or 49.0% of net sales, compared to $2,662.0 million, or 48.1% of net sales, in the prior year. Adjusted Gross Profit increased 16.4% to $3,159.8 million, or 49.4% of net sales, compared to $2,715.1 million, or 49.1% of net sales, in the prior year. The increase in gross margin and Adjusted Gross Margin of 90 and 30 basis points, respectively, was driven by Domestic cost optimization efforts, as well as a decline in the amounts owed under a contractual sourcing service fee paid to JS Global for supply chain services that ended July 31, 2025, partially offset by the impact of tariffs, and by International cost optimization efforts and favorable channel mix.

Research and development expenses increased 7.8% to $368.1 million, or 5.8% of net sales, compared to $341.3 million, or 6.2% of net sales, in the prior year. This increase was primarily driven by incremental personnel-related expenses of $38.8 million resulting from increased headcount to support new product categories and market expansion, as well as an increase of $4.4 million in prototypes and testing expenses related to these initiatives. The overall increase was partially offset by a decrease of $12.2 million in professional and consulting fees and a decrease of $3.3 million in consumer insight initiatives.

Sales and marketing expenses increased 17.3% to $1,458.0 million, or 22.8% of net sales, compared to $1,243.1 million, or 22.5% of net sales, in the prior year. This increase was primarily attributable to increases of $66.1 million in delivery and distribution costs driven by higher volumes, $64.5 million in personnel-related expenses to support new product launches and new markets, $47.6 million in advertising-related expenses, $16.5 million in professional and consulting fees and $9.5 million in depreciation and amortization expense.

General and administrative expenses decreased 10.0% to $390.1 million, or 6.1% of net sales, compared to $433.4 million, or 7.8% of net sales in the prior year. This decrease was primarily driven by a decrease of $36.8 million in personnel-related expenses, including a $43.1 million decrease in share-based compensation, a decrease of $32.3 million in legal fees, including a decrease of $36.0 million in litigation-related costs, and a decrease of $3.5 million in professional and consulting fees, offset by an increase of $13.2 million in credit card processing and merchant fees, an increase of $12.3 million in technology support costs associated with cloud computing solutions, and an increase of $5.9 million in transaction-related costs.

Operating income increased 42.9% to $920.3 million, or 14.4% of net sales, compared to $644.2 million, or 11.7% of net sales, in the prior year. Adjusted Operating Income increased 21.9% to $1,022.9 million, or 16.0% of net sales, compared to $839.5 million, or 15.2% of net sales, in 2024.

Net income increased 59.9% to $701.4 million, or 11.0% of net sales, compared to $438.7 million, or 7.9% of net sales, in the prior year. Net income per diluted share increased 58.8% to $4.94, compared to $3.11 in the prior year.

Adjusted Net Income increased 21.6% to $749.6 million, or 11.7% of net sales, compared to $616.2 million, or 11.1% of net sales, in the prior year. Adjusted Net Income per diluted share increased 20.8% to $5.28, compared to $4.37 in the prior year.

Adjusted EBITDA increased 19.4% to $1,135.5 million, or 17.7% of net sales, compared to $951.1 million, or 17.2% of net sales, in the prior year.

Balance Sheet and Cash Flow Highlights

As of December 31, 2025, the Company had cash and cash equivalents of $777.3 million and available capacity under its revolving credit facility of $489.1 million. Total debt, excluding unamortized deferred financing costs, was $739.1 million as of December 31, 2025.

Inventories as of December 31, 2025 increased 11.4% to $1,002.2 million, compared to $900.0 million as of December 31, 2024.

Share Repurchase Program

Today, the Company announced that its Board of Directors authorized a share repurchase program of up to $750 million of the Company’s outstanding ordinary shares. The Company expects to begin implementing the program in fiscal 2026. Repurchases may be made at management’s discretion from time to time on the open market, through privately negotiated transactions, or by other means, including through the use of trading plans intended to qualify under Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in accordance with applicable securities laws and other restrictions, including Rule 10b-18 under the Exchange Act. The share repurchase program has no expiration date and may be modified, suspended for periods or discontinued at any time and does not obligate the Company to repurchase any shares. The timing and total amount of stock repurchases will depend upon business, economic and market conditions, corporate and regulatory requirements, prevailing stock prices, and other considerations. We do not expect to incur debt to fund the share repurchase program.

Fiscal 2026 Outlook

For fiscal year 2026, SharkNinja expects:

•Net sales to increase 10.0% to 11.0% compared to the prior year.

•Adjusted Net Income per diluted share between $5.90 and $6.00, reflecting a 11.7% to 13.6% increase compared to the prior year.

•Adjusted EBITDA between $1,270 million and $1,280 million, reflecting a 11.8% to 12.7% increase compared to the prior year.

•A GAAP effective tax rate of approximately 22.0% to 23.0%.

•Diluted weighted average shares outstanding of approximately 143.5 million.

•Capital expenditures in the range of $190 million to $210 million primarily to support investments in new product launches and technology.

Uncertainty and instability of the current operating environment, geopolitical landscape, and global economies, including changes in tariff rates, could affect this outlook and our future results.

Conference Call Details

A conference call to discuss the fourth quarter 2025 financial results and fiscal 2026 outlook is scheduled for today, February 11, 2026, at 8:30 a.m. Eastern Time. A live audio webcast of the conference call will be available online at http://ir.sharkninja.com. Investors and analysts interested in participating in the live call are invited to dial 1-833-470-1428 or 1-646-844-6383 and enter confirmation code 139454. The webcast will be archived and available for replay.

About SharkNinja

SharkNinja is a global product design and technology company, with a diversified portfolio of 5-star rated lifestyle solutions that positively impact people’s lives in homes around the world. Powered by two trusted, global brands, Shark and Ninja, the company has a proven track record of bringing disruptive innovation to market and developing one consumer product after another has allowed SharkNinja to enter multiple product categories, driving significant growth and market share gains. Headquartered in Needham, Massachusetts with more than 4,100 associates, the company’s products are sold at key retailers, online and offline, and through distributors around the world. For more information, please visit sharkninja.com.

Forward-looking statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect our current views with respect to, among other things, future events and our future business, financial condition, results of operations and prospects and fiscal 2026 outlook. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or phrases or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not statements of historical fact, and are based on current expectations, estimates and projections about our industry as well as certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. These forward-looking statements are subject to a number of known and unknown risks, uncertainties and assumptions, which you should consider and read carefully, including but not limited to risks related to: our ability to maintain and strengthen our brands to generate and maintain ongoing demand for our products; our ability to commercialize a continuing stream of new products and line extensions; our ability to manage our future growth effectively; the level of consumer spending on our products; our ability to penetrate and expand into new markets; our ability to maintain product safety, quality and performance; highly competitive markets; our reliance on suppliers; our ability to timely and effectively obtain shipments of products from our suppliers and deliver products to our retailers, consumers and distributors; our ability to maintain existing consumers and attract new consumers; our ability to expand our DTC sales channel; our significant international operations; our ability to accurately forecast demand and manage product inventory; inflation, changes in the cost or availability of raw materials, energy, transportation and other necessary supplies and services; our reliance on our retailers and distributors; use of social media and influencers; financial difficulties; operational risks; our products being counterfeited or imitated in the market; payment-related risks; the failure of any bank in which we deposit our funds; seasonal and quarterly variations; conflicts with our retailers; our ability to generate anticipated cost savings, successfully implement our strategies or efficiently manage our supply chain and manufacturing processes; potential acquisitions of or investments in other companies; our ability to meet demand and store inventory; our dependence on highly skilled personnel; intellectual property, information technology and data privacy; our legal, tax, and regulatory environment, including significant changes to U.S. trade policies that restrict imports or increase import tariffs; our indebtedness; changes in credit markets and decisions made by credit providers; currency exchange rate fluctuations; our dependence on cash generated from our operations to support our growth; future financing activities; our critical accounting policies; our goodwill, other intangible assets or fixed assets; divestitures and product category exits; our status as a holding company; the separation and distribution from JS Global; the active trading market for our ordinary shares; substantial shares of our ordinary shares; our limited history as a stand-alone public company; the requirements of being a public company; our internal control over financial reporting; our transition to a U.S. domestic reporting company; our significant shareholder Mr. Wang; the limited experience of our management team in managing a U.S. public company; risks related to our Memorandum and Articles of Association; risks under the laws of the Cayman Islands; claims for indemnification; and dividends on our ordinary shares.

This list of factors should not be construed as exhaustive and should be read in conjunction with those described in our Annual Report on Form 10-K filed with the SEC under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and other filings we make with the SEC. We operate in a very competitive and rapidly changing environment. New risks emerge from time to time. It is not possible for us to predict all risks, nor can we assess the impact of all factors on our business or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements we may make. In light of these risks, uncertainties and assumptions, the future events and trends discussed in this press release, and our future levels of activity and performance, may not occur and actual results could differ materially and adversely from those described or implied in the forward-looking statements. As a result, you should not regard any of these forward-looking statements as a representation or warranty by us or any other person or place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and we do not undertake any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law. In addition, statements that contain “we believe” and similar statements reflect our beliefs and opinions on the relevant subject. These statements are based on information available to us as of the date of this press release. While we believe that this information provides a reasonable basis for these statements, this information may be limited or incomplete. These statements are inherently uncertain, and investors are cautioned not to unduly rely on these statements. We qualify all of our forward-looking statements by the cautionary statements contained in this press release.

Contacts
Investor Relations:
James Lamb, CFA
SVP, Investor Relations & Treasury
IR@sharkninja.com

Anna Kate Heller
ICR
SharkNinja@icrinc.com

Media Relations:
Jason Schlossberg
SVP, Chief Communications Officer
PR@sharkninja.com

SHARKNINJA, INC.
CONSOLIDATED BALANCE SHEETS
(in thousands, except share and per share data)
	As of December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$777,289	$363,669
Accounts receivable, net	1,667,143	1,266,595
Inventories	1,002,205	899,989
Prepaid expenses and other current assets	164,628	114,008
Total current assets	3,611,265	2,644,261
Property and equipment, net	232,226	211,464
Operating lease right-of-use assets	142,487	146,257
Intangible assets, net	451,137	462,678
Goodwill	834,781	834,781
Deferred tax assets	10,706	43,093
Other assets, noncurrent	66,832	51,625
Total assets	$5,349,434	$4,394,159
Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$679,534	$612,031
Accrued expenses and other current liabilities	1,016,645	841,529
Tax payable	38,092	36,548
Debt, current	39,344	39,344
Total current liabilities	1,773,615	1,529,452
Debt, noncurrent	696,795	736,139
Operating lease liabilities, noncurrent	140,981	145,377
Deferred tax liabilities	16,252	9,931
Other liabilities, noncurrent	45,580	37,288
Total liabilities	2,673,223	2,458,187
Shareholders’ equity:
Ordinary shares, $0.0001 par value per share, 1,000,000,000 shares authorized; 141,158,026 and 140,347,436 shares issued and outstanding as of December 31, 2025 and 2024, respectively	14	14
Additional paid-in capital	1,045,504	1,038,213
Retained earnings	1,610,398	909,024
Accumulated other comprehensive income (loss)	20,295	(11,279)
Total shareholders’ equity	2,676,211	1,935,972
Total liabilities and shareholders’ equity	$5,349,434	$4,394,159

SHARKNINJA, INC.
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except share and per share data)
	Three Months Ended December 31,		Year Ended December 31,
	2025	2024	2025	2024
Net sales(1)(2)	$2,101,434	$1,787,187	$6,399,188	$5,528,639
Cost of sales	1,093,806	947,719	3,262,698	2,866,648
Gross profit	1,007,628	839,468	3,136,490	2,661,991
Operating expenses:
Research and development	98,235	86,832	368,073	341,289
Sales and marketing	458,651	424,551	1,458,027	1,243,145
General and administrative	106,945	122,963	390,109	433,395
Total operating expenses	663,831	634,346	2,216,209	2,017,829
Operating income	343,797	205,122	920,281	644,162
Interest expense, net	(9,424)	(17,233)	(48,600)	(63,715)
Other (expense) income, net	(4,506)	(22,948)	28,597	(7,980)
Income before income taxes	329,867	164,941	900,278	572,467
Provision for income taxes	74,655	36,225	198,904	133,762
Net income	$255,212	$128,716	$701,374	$438,705
Net income per share, basic	$1.81	$0.92	$4.97	$3.14
Net income per share, diluted	$1.80	$0.91	$4.94	$3.11
Weighted-average number of shares used in computing net income per share, basic	141,150,851	140,284,961	140,984,108	139,935,525
Weighted-average number of shares used in computing net income per share, diluted	142,129,331	141,517,978	142,089,766	141,083,853

(1) Net sales in our product categories were as follows:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2025	2024	2025	2024
Cleaning Appliances	$669,935	$648,026	$2,205,757	$2,063,514
Cooking and Beverage Appliances	667,255	597,283	1,816,349	1,717,654
Food Preparation Appliances	438,023	341,953	1,550,744	1,178,735
Beauty and Home Environment Appliances	326,221	199,925	826,338	568,736
Total net sales	$2,101,434	$1,787,187	$6,399,188	$5,528,639

(2) Net sales by region, based on the billing address of customers were as follows:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2025	2024	2025	2024
Domestic(a)	$1,372,384	$1,186,555	$4,306,638	$3,795,707
International(b)	729,050	600,632	2,092,550	1,732,932
Total net sales	$2,101,434	$1,787,187	$6,399,188	$5,528,639

(a) Domestic consists of net sales in the United States and Canada. Net sales from the United States represented 61.4% and 60.6% of total net sales for the three months ended December 31, 2025 and 2024, respectively, and 62.5% and 63.1% of total net sales for the years ended December 31, 2025 and 2024, respectively.
(b) International consists of net sales in markets outside the United States and Canada. Net sales from the United Kingdom represented 15.5% and 16.7% of total net sales for the three months ended December 31, 2025 and 2024, respectively, and 15.1% and 16.2% of total net sales for the years ended December 31, 2025 and 2024, respectively.

Cash Flows

The following table summarizes our cash flows for the periods presented:

	Year Ended December 31,
($ in thousands)	2025	2024	2023
Net cash provided by operating activities	$634,132	$446,620	$280,601
Net cash used in investing activities	(159,779)	(151,181)	(118,075)
Net cash used in financing activities	(77,081)	(81,221)	(234,868)

Non-GAAP Financial Measures

In addition to the measures presented in our consolidated financial statements, we regularly review other financial measures, defined as non-GAAP financial measures by the SEC, to evaluate our business, measure our performance, identify trends, prepare financial forecasts and make strategic decisions.

The key non-GAAP financial measures we consider are Adjusted Gross Profit, Adjusted Gross Margin, Adjusted Operating Income, Adjusted Net Income, Adjusted Net Income Per Share, EBITDA, Adjusted EBITDA, Adjusted EBITDA Margin, and Adjusted Effective Tax Rate. These non-GAAP financial measures are used by both management and our Board, together with comparable GAAP information, in evaluating our current performance and planning our future business activities. These non-GAAP financial measures provide supplemental information regarding our operating performance on a non-GAAP basis that excludes certain gains, losses and charges of a non-cash nature or which occur relatively infrequently and/or which management considers to be unrelated to our core operations, as well as the cost of sales from (i) inventory markups that are being eliminated as a result of the transition of certain product procurement functions from a subsidiary of JS Global to SharkNinja concurrently with the separation and (ii) costs related to the transitional Sourcing Services Agreement with JS Global that was entered into in connection with the separation (collectively, the “Product Procurement Adjustment”). Management believes that tracking and presenting these non-GAAP financial measures provides management and the investment community with valuable insight into our ongoing core operations, our ability to generate cash and the underlying business trends that are affecting our performance. We believe that these non-GAAP measures, when used in conjunction with our GAAP financial information, also allow investors to better evaluate our financial performance in comparison to other periods and to other companies in our industry and to better understand and interpret the results of the ongoing business following the separation and distribution. These non-GAAP financial measures should not be viewed as a substitute for our financial results calculated in accordance with GAAP and you are cautioned that other companies may define these non-GAAP financial measures differently.

SharkNinja does not provide a reconciliation of forward-looking Adjusted Net Income and Adjusted EBITDA to GAAP net income because such reconciliations are not available without unreasonable efforts. This is due to the inherent difficulty in forecasting with reasonable certainty certain amounts that are necessary for such reconciliations, including, in particular, the realized and unrealized foreign currency gains or losses reported within other expense. For the same reasons, we are unable to forecast with reasonable certainty all deductions and additions needed in order to provide forward-looking GAAP net income at this time. The amount of these deductions and additions may be material, and, therefore, could result in forward-looking GAAP net income being materially different or less than forward-looking Adjusted Net Income, and Adjusted EBITDA. See “Forward-looking statements” above.

We define Adjusted Gross Profit as gross profit as adjusted to exclude (i) certain items that we do not consider indicative of our ongoing operating performance following the separation, including the cost of sales from the Product Procurement Adjustment and (ii) the impact of a voluntary product recall. We define Adjusted Gross Margin as Adjusted Gross Profit divided by net sales. We believe that Adjusted Gross Profit and Adjusted Gross Margin are appropriate measures of our operating performance because each eliminates certain other adjustments that do not relate to the ongoing performance of our business.

The following table reconciles Adjusted Gross Profit and Adjusted Gross Margin to the most comparable GAAP measure, gross profit and gross margin, respectively, for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands, except %)	2025	2024	2025	2024
Net sales	$2,101,434	$1,787,187	$6,399,188	$5,528,639
Cost of sales	(1,093,806)	(947,719)	(3,262,698)	(2,866,648)
Gross profit	1,007,628	839,468	3,136,490	2,661,991
Gross margin	47.9%	47.0%	49.0%	48.1%
Product Procurement Adjustment(1)	4,249	15,195	18,725	53,071
Product recall(2)	75	—	4,616	—
Adjusted Gross Profit	$1,011,952	$854,663	$3,159,831	$2,715,062
Net sales	$2,101,434	$1,787,187	$6,399,188	$5,528,639
Adjusted Gross Margin	48.2%	47.8%	49.4%	49.1%

(1)Represents cost of sales incurred related to the Product Procurement Adjustment. As a result of the separation, we purchase 100% of our inventory from one of our subsidiaries, SharkNinja (Hong Kong) Company Limited (“SNHK”), and no longer purchase inventory from a purchasing office wholly owned by JS Global. Thus, the markup on all inventory purchased subsequent to the separation is completely eliminated in consolidation. As a result of the separation, we pay JS Global a sourcing service fee to provide value-added sourcing services on a transitional basis under a Sourcing Services Agreement.

(2)Adjusted for gross profit impact from a voluntary product recall that was recognized during the three months and year ended December 31, 2025.

We define Adjusted Operating Income as operating income excluding (i) share-based compensation, (ii) certain litigation costs, (iii) amortization of certain acquired intangible assets, (iv) certain transaction-related costs, (v) certain items that we do not consider indicative of our ongoing operating performance following the separation, including cost of sales from our Product Procurement Adjustment, and (vi) the impact of a voluntary product recall.

The following table reconciles Adjusted Operating Income to the most comparable GAAP measure, operating income, for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands)	2025	2024	2025	2024
Operating income	$343,797	$205,122	$920,281	$644,162
Share-based compensation(1)	12,274	37,190	43,872	84,531
Litigation costs (recovery), net(2)	—	(5,884)	827	36,807
Amortization of acquired intangible assets(3)	4,897	4,897	19,587	19,587
Transaction-related costs(4)	1,509	—	8,458	1,342
Product Procurement Adjustment(5)	4,249	15,195	18,725	53,071
Product recall(6)	576	—	11,188	—
Adjusted Operating Income	$367,302	$256,520	$1,022,938	$839,500

(1)Represents non-cash expense related to awards issued from the SharkNinja equity incentive plan.

(2)Represents litigation costs incurred and related settlements for certain patent infringement claims, false advertising claims, and any related settlement costs and recoveries, which were recorded in general and administrative expenses.

(3)Represents amortization of acquired intangible assets that we do not consider normal recurring operating expenses, as the intangible assets relate to JS Global’s acquisition of our business. We exclude amortization charges for these acquisition-related intangible assets for purposes of calculating Adjusted Operating Income, although revenue is generated, in part, by these intangible assets, to eliminate the impact of these non-cash charges that are significantly impacted by the timing and valuation of JS Global’s acquisition of our business, as well as the inherent subjective nature of purchase price allocations. Of the amortization of acquired intangible assets, $0.9 million for the three months ended December 31, 2025 and 2024, and $3.7 million for the years ended December 31, 2025 and 2024, was recorded to research and development expenses, and $4.0 million for the three months ended December 31, 2025 and 2024, and $15.9 million for the years ended December 31, 2025 and 2024, was recorded to sales and marketing expenses.

(4)Represents certain costs incurred related to secondary offering transactions and transaction-related due diligence initiatives.

(5)Represents cost of sales incurred related to the Product Procurement Adjustment. As a result of the separation, we purchase 100% of our inventory from one of our subsidiaries, SNHK, and no longer purchase inventory from a purchasing office wholly owned by JS Global. Thus, the markup on all inventory purchased subsequent to the separation is completely eliminated in consolidation. As a result of the separation, we pay JS Global a sourcing service fee to provide value-added sourcing services on a transitional basis under a Sourcing Services Agreement.

(6)Adjusted for operating income impact from a voluntary product recall that was recognized during the three months and year ended December 31, 2025.

We define Adjusted Net Income as net income excluding (i) share-based compensation, (ii) certain litigation costs, (iii) foreign currency gains and losses, net, (iv) amortization of certain acquired intangible assets, (v) certain transaction-related costs, (vi) certain items that we do not consider indicative of our ongoing operating performance following the separation, including cost of sales from our Product Procurement Adjustment, (vii) the impact of a voluntary product recall and (viii) the tax impact of the adjusted items.

Adjusted Net Income Per Share is defined as Adjusted Net Income divided by the diluted weighted average number of ordinary shares.

The following table reconciles Adjusted Net Income and Adjusted Net Income Per Share to the most comparable GAAP measures, net income and net income per share, diluted, respectively, for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands, except share and per share amounts)	2025	2024	2025	2024
Net income	$255,212	$128,716	$701,374	$438,705
Share-based compensation(1)	12,274	37,190	43,872	84,531
Litigation costs (recovery), net(2)	—	(5,884)	827	36,807
Foreign currency (gains) losses, net(3)	(1,576)	25,632	(36,059)	16,063
Amortization of acquired intangible assets(4)	4,897	4,897	19,587	19,587
Transaction-related costs(5)	1,509	—	8,458	1,342
Product Procurement Adjustment(6)	4,249	15,195	18,725	53,071
Product recall(7)	576	—	11,188	—
Tax impact of adjusting items(8)	(2,602)	(8,151)	(18,398)	(33,862)
Adjusted Net Income	$274,539	$197,595	$749,574	$616,244
Net income per share, diluted	$1.80	$0.91	$4.94	$3.11
Adjusted Net Income Per Share	$1.93	$1.40	$5.28	$4.37
Diluted weighted-average number of shares used in computing net income per share and Adjusted Net Income Per Share	142,129,331	141,517,978	142,089,766	141,083,853

(1)Represents non-cash expense related to awards issued from the SharkNinja equity incentive plan.

(2)Represents litigation costs incurred and related settlements for certain patent infringement claims, false advertising claims, and any related settlement costs and recoveries, which were recorded in general and administrative expenses.

(3)Represents foreign currency transaction gains and losses recognized from the remeasurement of transactions that were not denominated in the local functional currency, including gains and losses related to foreign currency derivatives not designated as hedging instruments.

(4)Represents amortization of acquired intangible assets that we do not consider normal recurring operating expenses, as the intangible assets relate to JS Global’s acquisition of our business. We exclude amortization charges for these acquisition-related intangible assets for purposes of calculated Adjusted Net Income, although revenue is generated, in part, by these intangible assets, to eliminate the impact of these non-cash charges that are significantly impacted by the timing and valuation of JS Global’s acquisition of our business, as well as the inherent subjective nature of purchase price allocations. Of the amortization of acquired intangible assets, $0.9 million for the three months ended December 31, 2025 and 2024, and $3.7 million for the years ended December 31, 2025 and 2024, was recorded to research and development expenses, and $4.0 million for the three months ended December 31, 2025 and 2024, and $15.9 million for the years ended December 31, 2025 and 2024, was recorded to sales and marketing expenses.

(5)Represents certain costs incurred related to secondary offering transactions and transaction-related due diligence initiatives.

(6)Represents cost of sales incurred related to the Product Procurement Adjustment. As a result of the separation, we purchase 100% of our inventory from one of our subsidiaries, SNHK, and no longer purchase inventory from a purchasing office wholly owned by JS Global. Thus, the markup on all inventory purchased subsequent to the separation is completely eliminated in consolidation. As a result of the separation, we pay JS Global a sourcing service fee to provide value-added sourcing services on a transitional basis under a Sourcing Services Agreement.

(7)Adjusted for net income impact from a voluntary product recall that was recognized during the three months and year ended December 31, 2025.

(8)Represents the income tax effects of the adjustments included in the reconciliation of net income to Adjusted Net Income, determined using the tax rate of 25.2% and 23.5% for the three months and year ended December 31, 2025, respectively, and 22.0% for the three months and year ended December 31, 2024, which approximates our effective tax rate, excluding certain share-based compensation costs and separation and distribution-related costs that are not tax deductible.

We define EBITDA as net income excluding: (i) interest expense, net, (ii) provision for income taxes and (iii) depreciation and amortization. We define Adjusted EBITDA as EBITDA excluding (i) share-based compensation cost, (ii) certain litigation costs, (iii) foreign currency gains and losses, net, (iv) certain transaction-related costs, (v) certain items that we do not consider indicative of our ongoing operating performance following the separation, including cost of sales from our Product Procurement Adjustment, and (vi) the impact of a voluntary product recall. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by net sales. We believe EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are appropriate measures because they facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results according to GAAP, we believe provide a more complete understanding of the factors and trends affecting our business than GAAP measures alone.

The following table reconciles EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin to the most comparable GAAP measure, net income, for the periods presented:

	Three Months Ended December 31,		Year Ended December 31,
($ in thousands, except %)	2025	2024	2025	2024
Net income	$255,212	$128,716	$701,374	$438,705
Interest expense, net	9,424	17,233	48,600	63,715
Provision for income taxes	74,655	36,225	198,904	133,762
Depreciation and amortization	38,941	36,239	139,631	123,109
EBITDA	378,232	218,413	1,088,509	759,291
Share-based compensation (1)	12,274	37,190	43,872	84,531
Litigation costs (recovery), net (2)	—	(5,884)	827	36,807
Foreign currency (gains) losses, net(3)	(1,576)	25,632	(36,059)	16,063
Transaction-related costs(4)	1,509	—	8,458	1,342
Product Procurement Adjustment(5)	4,249	15,195	18,725	53,071
Product recall(6)	576	—	11,188	—
Adjusted EBITDA	$395,264	$290,546	$1,135,520	$951,105
Net sales	$2,101,434	$1,787,187	$6,399,188	$5,528,639
Adjusted EBITDA Margin	18.8%	16.3%	17.7%	17.2%

(1)Represents non-cash expense related to awards issued from the SharkNinja equity incentive plan.

(2)Represents litigation costs incurred and related settlements for certain patent infringement claims, false advertising claims, and any related settlement costs and recoveries, which were recorded in general and administrative expenses.

(3)Represents foreign currency transaction gains and losses recognized from the remeasurement of transactions that were not denominated in the local functional currency, including gains and losses related to foreign currency derivatives not designated as hedging instruments.

(4)Represents certain costs incurred related to secondary offering transactions and transaction-related due diligence initiatives.

(5)Represents cost of sales incurred related to the Product Procurement Adjustment. As a result of the separation, we purchase 100% of our inventory from one of our subsidiaries, SNHK, and no longer purchase inventory from a purchasing office wholly owned by JS Global. Thus, the markup on all inventory purchased subsequent to the separation is completely eliminated in consolidation. As a result of the separation, we pay JS Global a sourcing service fee to provide value-added sourcing services on a transitional basis under a Sourcing Services Agreement.

(6)Adjusted for the EBITDA impact from a voluntary product recall that was recognized during the three months and year ended December 31, 2025.

We define Adjusted Effective Tax Rate as our effective tax rate adjusted to remove the tax impact of (i) share-based compensation and (ii) other non-GAAP adjustments.

	Three Months Ended December 31,		Year Ended December 31,
(in percentages)	2025	2024	2025	2024
Effective tax rate	22.6%	22.0%	23.4%	43.0%
Impact of share-based compensation(1)	(0.8)	(3.7)	0.3	(2.1)
Tax impact of other non‑GAAP adjustments(2)	0.1	—	0.1	0.1
Adjusted Effective Tax Rate	21.9%	18.3%	23.8%	41.0%

(1)Represents the income-tax effect of share-based compensation, including nondeductible amounts and discrete tax benefits.

(2)Represents the aggregate income-tax effects of the other non-GAAP adjustments on the effective tax rate.

We refer to growth rates in net sales on a constant currency basis so that results can be viewed without the impact of fluctuations in foreign currency exchange rates. These amounts are calculated by translating current year results at prior year average exchange rates. We believe elimination of the foreign currency translation impact provides useful information in understanding and evaluating trends in our operating results.